CONTACTS
From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Properties, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: 484-532-7783	Ph: 212-415-6500

FOR IMMEDIATE RELEASE

American Realty Capital Properties
Announces its Acquisitions Since July 1, 2012 and its Robust 2012 Fourth Quarter Pipeline

New York, New York, October 23, 2012 ˗ American Realty Capital Properties, Inc. (“ARCP” or the “Company”) announced today that it closed during the third quarter of 2012 the acquisition of six single-tenant, freestanding, net leased properties with 0.3 million leasable square feet located in five states, at an aggregate purchase price of $25.7 million (exclusive of closing costs). Since September 30, 2012, ARCP purchased two additional single-tenant, freestanding, net lease properties located in two states, at an aggregate purchase price of $2.3 million. ARCP’s acquisitions since July 1, 2012, increased its portfolio’s size to $238.0 million (exclusive of closing costs), comprised of 126 properties with 2.2 million leasable square feet. The eight properties acquired since July 1, 2012, were purchased at a weighted average capitalization rate of 9.7% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue, less property operating expenses, by base purchase price).

“We continue to identify and acquire properties at very advantageous prices, completely consistent with our investment thesis. If anything, our market activity has chummed the waters and yielded results, as these recent acquisitions clearly demonstrate,” commented Michael Weil, President and Chief Operating Officer of ARCP. Mr. Weil added, “This segment of the net lease sector focused on strong credits with remaining lease terms of less than ten years has been underserved. We are buying properties at strong current yields that offer, in our opinions, favorable risk-adjusted returns.”

The table below provides a summary of the eight properties acquired by ARCP since July 1, 2012, and, for each tenant, includes the properties’ location, average lease term remaining at acquisition, contractual purchase price, rentable square feet, annualized rental income/ net operating income, average capitalization rate, and indicates whether the tenant or guarantor is investment grade:

Tenant	Number of Properties	States	Average Lease Term Remaining at Acquisition (Years)	Contract Purchase Price (millions)	Rentable Square Feet	Annualized Rental Income/Net Operating Income (millions)	Average Capitalization Rate	Investment Grade? (Y/N)
Advance Auto	1	TX	8.6	$1.3	6,900	$0.1	8.7%	Y
CVS	3	GA, TN	4.6	$4.9	31,620	$0.5	9.9%	Y
Family Dollar	1	IN	10.0	$1.0	8,085	$0.1	8.9%	Y
Iron Mountain	1	OH	5.3	$4.6	126,664	$0.4	9.6%	N
Mrs. Baird’s	1	TX	4.9	$6.2	75,050	$0.6	10.2%	N
Reckitt Benckiser	1	NJ	5.7	$10.0	32,000	$1.0	9.6%	Y
Total	8	6	6.1	$28.0	280,319	$2.7	9.7%

ARCP also announced today that it expects to close on approximately $10.8 million (exclusive of closing costs) of acquisitions during the remainder of October 2012, to be purchased at a weighted average capitalization rate of 9.3%.

The table below provides a summary for each property in the October pipeline reflecting the tenant, location, rentable square feet, expected purchase price, lease term remaining to date, average capitalization rate, and indicates whether the tenant or guarantor is investment grade:

Tenant	Locatio	Rentable Square Feet	Contract Purchase Price (millions)	Lease Term Remaining to Date (Years)	Average Capitalization Rate	Investment Grade? (Y/N)
Walgreens	Troy, MI	13,905	$2.2	7.4	10.2%	Y
Walgreens	Warren, MI	13,905	$4.2	7.2	9.0%	Y
Family Dollar	Detroit, MI	8,000	$1.5	9.3	8.8%	Y
Family Dollar	Lenox, GA	8,000	$1.0	9.7	8.8%	Y
Fresenius	Warsaw, NC	6,174	$1.9	5.7	9.1%	N
Total	3 States	49,984	$10.8	7.5	9.3%

Additionally, ARCP has $24.9 million (exclusive of closing costs) of acquisitions under contract which it intends to close in November and December 2012.

Nicholas S. Schorsch, Chairman and Chief Executive Officer of the Company, commented, “We anticipate acquiring twice the dollar value of properties between now and year end than we had originally contemplated in our earnings call for the second quarter, proof positive that our transaction pipeline is full. We will exceed our expectations for the second half of 2012 by roughly $25.0 million.” Mr. Schorsch continued, “Capitalization rates have likewise been fuller than expected, while our financing costs remain historically low: the perfect storm fueling shareholder returns and possible dividend growth, and all of this on the back of largely investment grade rated credits.”

About the Company

American Realty Capital Properties, Inc., a publicly traded Maryland corporation listed on The NASDAQ Capital Market under the trading symbol “ARCP,” is an externally managed real estate company that owns and acquires single tenant free standing commercial real estate properties that are primarily net leased on a medium-term basis generally to investment grade tenants. Additional information about the Company can be found on the Company’s website at www.americanrealtycapitalproperties.com.

For more information about this announcement, please contact Tony DeFazio of DeFazio Communications, LLC at 484-532-7783 or tony@defaziocommunications.com.